Notice of Annual Meeting and Proxy Statement


                             [WESTERFED LETTERHEAD]





                                 March 28, 2000




Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of WesterFed Financial Corporation, I cordially invite you to attend the Annual Meeting of Stockholders. The meeting will be held at 9:00 a.m. on April 25, 2000 at the Missoula Southgate Branch of Western Security Bank located at 2601 Garfield Street, Missoula, Montana.

         The stockholders will be asked to vote on the election of directors and to ratify the appointment of an independent auditor as described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

         Whether or not you attend the meeting, I encourage you to read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the postage prepaid envelope provided. This will save WesterFed additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the meeting even if you have previously returned the proxy.

         Thank you for your attention to this important matter.

                                           Sincerely,



                                           /s/ Ralph K. Holliday

                                           RALPH K. HOLLIDAY
                                           President and Chief Executive Officer

                         WESTERFED FINANCIAL CORPORATION
                                110 East Broadway
                          Missoula, Montana 59802-4511
                                 (406) 721-5254

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on April 25, 2000


         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of WesterFed Financial Corporation (the "Company") will be held at the Missoula Southgate Branch of Western Security Bank, a wholly owned subsidiary of the Company, located at 2601 Garfield Street, Missoula, Montana at 9:00 a.m., Missoula, Montana time, on April 25, 2000.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1.       The election of three directors of the Company;

         2. The ratification of the appointment of KPMG LLP as the auditors of the Company for the fiscal year ending December 31, 2000;

and such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on February 29, 2000 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

         A complete list of stockholders entitled to vote at the Meeting is available for examination by any stockholder, for any purpose germane to the Meeting, between 9:00 a.m. and 4:00 p.m. at the office of the Company located at 110 East Broadway, Missoula, Montana for a period of ten days prior to the Meeting, as well as at the Meeting.

         You are requested to complete and sign the enclosed Proxy Card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy Card will not be used if you attend and vote at the Meeting in person.


                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/ Ralph K. Holliday

                                           Ralph K. Holliday
                                           President and Chief Executive Officer

Missoula, Montana
March 28, 2000


--------------------------------------------------------------------------------

    IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE
      OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A
          SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO
             POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                         WESTERFED FINANCIAL CORPORATION
                                110 East Broadway
                          Missoula, Montana 59802-4511
                                 (406) 721-5254

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 25, 2000


         This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of WesterFed Financial Corporation (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the Missoula Southgate Branch of Western Security Bank (the "Bank"), a wholly owned subsidiary of the Company, located at 2601 Garfield Street, Missoula, Montana, on April 25, 2000, at 9:00 a.m., Missoula, Montana time, and all adjournments and postponements of the Meeting. The accompanying Notice of Annual Meeting and this Proxy Statement are first being mailed to stockholders on or about March 28, 2000.

         At the Meeting, stockholders of the Company are being asked to consider and vote upon the election of three directors, a proposal to ratify the appointment of KPMG LLP as auditors for the Company and such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

Vote Required and Proxy Information

         All shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the director nominees and the proposal set forth in this Proxy Statement. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         Directors shall be elected by a plurality of the votes cast. In the election of directors, stockholders may either vote "FOR" all nominees for election or withhold their votes from one or more nominees for election. Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called "broker non-votes") in the election of directors will not be included in determining the number of votes cast. In all matters other than the election of directors, the affirmative vote of the majority of shares present and entitled to vote shall be the act of the stockholders. Proxies marked to abstain with respect to a proposal have the same effect as votes against the proposal. Broker non-votes have no effect on the vote. One-third of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

         A proxy given pursuant to the solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Pursuant to the Company's Employee Stock Ownership Plan and Trust (the "ESOP"), unallocated shares will be voted by the trustee in the same proportion as allocated shares voted by participants. Any written notice revoking a proxy should be delivered to Suzanne Loewen, Secretary, WesterFed Financial Corporation, 110 East Broadway, Missoula, Montana 59802-4511.

Voting Securities and Certain Holders Thereof

         Stockholders of record as of the close of business on February 29, 2000 will be entitled to one vote for each share of Common Stock then held. As of that date, the Company had 4,116,404 shares of Common Stock issued and outstanding (including a total of 1,359 shares not fully vested, subject to restriction, which have been issued under the Company's Recognition and Retention Plan (the "RRP")). The following table sets forth, as of February 29, 2000, information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Common Stock, (ii) the Company's Chief Executive Officer and each other executive officer who made in excess of $100,000 during the calendar year ended December 31, 1999 (the "Named Officers") and (iii) all directors and executive officers of the Company and the Bank as a group.
                                                         Shares
                                                      Beneficially   Percent
Beneficial Owner                                         Owned       of Class
--------------------------------------------------------------------------------

Principal Owners

WesterFed Financial Corporation
  Employee Stock Ownership Plan and Trust                322,166           7.8%
110 East Broadway
Missoula, Montana  59802-4511(1)

John Hancock Mutual Life Insurance Company, et al.       351,588           8.5
John Hancock Place
P.O. Box 111
Boston, Massachusetts  02117(2)

Paul J. McCann                                           278,083           6.8
P.O. Box 2249
Great Falls, Montana  59403(3)

Dimensional Fund Advisors Inc.                           283,100           6.9
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401(4)

Named Officers and Directors and
   Executive Officers as a Group(5)

Ralph K. Holliday, President and Chief
   Executive Officer(6)                                   10,000           0.2

Lyle R. Grimes, Former President, Chief
   Executive Officer and Chairman of the Board (7)       170,637           4.1

James A. Salisbury, Executive Vice
   President, Treasurer and Chief Financial Officer(8)    60,891           1.5

David W. Jorgenson, Executive Vice
   President - Eastern Region Manager(9)                  86,488           2.1

Charles E. Eiseman, Senior Vice President
   - Western Region Manager(10)                           37,695           0.9

Directors and executive officers of the Company
   and the Bank as a group (16 persons)(11)              610,159          14.8%

----------------------
(1) As reported in Amendment No. 2 to a Schedule 13G dated January 29, 1997. The amount reported represents shares held by the ESOP, 179,128 of which have been allocated to accounts of participants. First Bankers Trust Company, Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.
(2) As reported in Amendment No. 3 to a Schedule 13G filed January 15, 1999 by John Hancock Mutual Life Insurance Company and certain of its subsidiaries, including John Hancock Advisers, Inc., a registered investment adviser, which reported sole voting and dispositive power as to 351,588 shares of the Common Stock held by two mutual funds for which it acts as investment adviser.
(3) As reported in a Schedule 13D filed April 20, 1999 by Paul J. McCann and certain corporations directly or indirectly controlled by Mr. McCann and members of his family.
(4) As reported in an initial statement on Form 13G dated February 11, 2000 by Dimensional Fund Advisors Inc., a registered investment advisor. Dimensional Fund reported sole voting and dispositive power over 283,100 shares.
(5)      The address of each Named Officer is the same as that of the Company.
(6) Includes 10,000 shares subject to currently exercisable options. Excludes 50,000 options to purchase shares which are not exercisable within 60 days of February 29, 2000.
(7) Includes 66,403 shares held directly, 985 shares held in custodial accounts for minor children, 6,805 shares allocated to the account of Mr. Grimes under the ESOP, and 96,444 shares subject to currently exercisable options. Excludes options to purchase 30,000 shares which are not exercisable within 60 days of February 29, 2000.
(8) Includes 14,168 shares held directly, 975 shares held in custodial accounts or by minor children, 2,500 shares held by a corporation of which Mr. Salisbury is a director and executive officer, 5,980 shares allocated to the account of Mr. Salisbury under the ESOP, and 37,268 shares subject to currently exercisable options. Excludes 7,500 options to purchase shares which were not exercisable within 60 days of February 29, 2000.
(9) Includes 28,504 shares held directly, 413 shares allocated to the account of Mr. Jorgenson under the ESOP, 3,743 shares held in custodial accounts for minor children, 10,414 shares held in a retirement trust, 414 shares, subject to restriction, awarded pursuant to the RRP over which Mr. Jorgenson has voting but no dispositive power, and 43,000 shares subject to currently exercisable options. Excludes options to purchase 24,300 total shares which are not exercisable within 60 days of February 29, 2000.
(10) Includes 19,781 shares held directly, 717 shares held in custodial accounts or by minor children, 1,554 shares held by Mr. Eiseman's spouse, 4,552 shares allocated to the account of Mr. Eiseman under the ESOP and 11,091 shares subject to currently exercisable options. Excludes 6,000 options not exercisable within 60 days of February 29, 2000.

(11) Amount includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, shares allocated to the ESOP accounts of the group members, held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole or shared voting and/or dispositive power. Amount also includes an aggregate of 1,359 shares, subject to restriction, awarded pursuant to the RRP over which the holders have voting but no dispositive power and an aggregate of 335,779 shares subject to currently exercisable options. Amount excludes 133,300 shares subject to options which are not exercisable within 60 days of February 29, 2000.


                       PROPOSAL I - ELECTION OF DIRECTORS

         The Company's Board of Directors is composed of eight members, each of whom is also a director of the Bank. Approximately one-third of the directors are elected annually. Directors of the Company are generally elected to serve for a three-year term or until their respective successors shall have been elected and shall qualify.

         The table below sets forth certain information regarding the Company's Board of Directors, including their terms of office. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

                                                                                      Shares of Common
                                                                             Term    Stock Beneficially    Percent
                                                                  Director    to          Owned at           of
          Name             Age          Position(s) Held          Since(1)  Expire  February 29, 2000(2)    Class
------------------------- ---- ---------------------------------- -------- -------- --------------------- --------
                                                      NOMINEES
Marvin P. Reynolds         68   Director                            1969     2003         59,045(3)         1.4%
Robert F. Burke            67   Director                            1994     2003         19,480(4)          0.5
Ralph K. Holliday          58   President, Chief Executive Officer  1999     2003         10,000(5)          0.2
                                  and Director

                                           DIRECTORS CONTINUING IN OFFICE

Lyle R. Grimes             64   Chairman of the Board               1983     2001        170,637(6)          4.1
Otto G. Klein, Jr., M.D.   61   Director                            1988     2001         62,947(7)          1.5
William M. Leslie          64   Director                            1997     2001         19,376(8)          0.5
John E. Roemer             69   Vice Chairman of the Board          1978     2002         49,760(9)          1.2
Laurie C. DeMarois         46   Director                            1996     2002        17,503(10)          0.4
David W. Jorgenson         50   Executive Vice President - Eastern  1997     2002        86,488(11)         2.1%
                                  Region Manager

--------------------------
(1)      Includes service as a director of the Bank.
(2) Amount includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, shares allocated to the ESOP accounts of the group members, held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole or shared voting and/or dispositive power. Amount also includes an aggregate of shares, subject to restriction, awarded pursuant to the RRP over which the holders have voting but no dispositive power and an aggregate of shares subject to currently exercisable options. Amount excludes shares subject to options which are not exercisable within 60 days of February 29, 2000.
(3) Includes 20,000 shares held by a Keogh plan and 365 shares held by Mr. Reynolds' spouse.
(4)      Includes 15,084 shares subject to currently exercisable options.
(5) See Footnote 6 on page 2 for information regarding Mr. Holliday's share ownership.
(6) See Footnote 7 on page 2 for information regarding Mr. Grimes' share ownership.
(7) Includes 21,617 shares held by a pension/profit sharing plan and 1,133 shares held in a custodial account for a minor child.
(8) Includes 82 shares held by Mr. Leslie's spouse, 15,084 shares subject to currently exercisable options and 414 shares, subject to restriction, granted under the RRP.
(9) Includes 1,907 shares held by Mr. Roemer's spouse and 29,725 shares subject to currently exercisable options.
(10) Includes 15,084 shares subject to currently exercisable options and 531 shares, subject to restrictions, granted under the RRP.
(11) See Footnote 9 on page 2 for information regarding Mr. Jorgenson's share ownership.

         The business experience of each director and director nominee is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         Marvin P. Reynolds, D.D.S. Dr. Reynolds is a self-employed dentist who has practiced in Missoula, Montana for over 40 years. He is a graduate of the Washington University Dental School at St. Louis.

         Robert F. Burke. Mr. Burke joined American Express Financial Advisors, Inc. as a personal financial advisor in August 1991. Prior to that time, he was Chairman and President of the Bank of Sheridan, a commercial bank located in Sheridan, Montana, from 1983 to 1990. Mr. Burke has approximately 34 years of experience in management and ownership of several Montana banks. He is a graduate of the University of Montana and the Pacific Coast Banking School. He is a past President of the Montana Bankers Association.

         Ralph K. Holliday. Mr. Holliday is President and Chief Executive Officer of the Company and the Bank. Mr. Holliday was previously Regional Vice Chairman of Key Bank N.A. He also served as President and COO of Key Bank of Washington from 1993 through August of 1996. From May of 1990 until August 1992 he served as Chairman, President and CEO of Bank of America Alaska. Prior to 1990 he held various positions with Security Pacific Bank which was ultimately acquired by Bank of America.

         Lyle R. Grimes. Mr. Grimes was President and Chief Executive Officer of the Company, a position he held from September 1993 until November 23, 1999. In October 1996, Mr. Grimes was named Chairman of the Board of the Company and the Bank. Until June 30, 1999, Mr. Grimes was also President and Chief Executive Officer of the Bank. Mr. Grimes joined the Bank in 1958 and worked in all phases of the Bank's operations during his 41 years of employment with the Bank. Mr. Grimes served as a Director of the Federal Home Loan Bank of Seattle from January 1993 to January 1995. Mr. Grimes graduated from the University of Montana.

         Otto G. Klein, Jr., M.D. Dr. Klein has practiced ophthalmology with the Rocky Mountain Eye and Ear Center located in Missoula, Montana since 1978. Prior to such time, he was a Clinical Associate Professor of Ophthalmology at the University of Washington and partner of the Mason Clinic in Seattle. He is a graduate of Stanford University and Cornell Medical School.

         William M. Leslie. Mr. Leslie has served as President and Chairman of the Board of Quality Concrete Company, a family-owned business, since 1967. Mr. Leslie is also the Chief Executive Officer of Cody Brick & Masonry Supplies and Rocky Mountain Concrete Products and President of Billings Brick and Masonry Supply.

         John E. Roemer. Mr. Roemer is retired. From 1953 to 1988, Mr. Roemer was the owner and operator of Roemer's Tire Center, Inc., with retail tire and automotive centers located in Missoula, Montana and Coeur d'Alene, Idaho.

         Laurie Caras DeMarois. Ms. DeMarois joined the Garden City Floral Company in 1975. She now manages the Company and is the majority shareholder. Ms. DeMarois has served as President of the Montana State Florists Association and as a director on the boards of the Missoula Chamber of Commerce, United Way and Rotary Club. Ms. DeMarois is a graduate of the University of Montana.

         David W. Jorgenson. Mr. Jorgenson is Vice President and Director of the Company and Executive Vice President - Eastern Region Manager and Director of the Bank. Mr. Jorgenson was the President and Chief Executive Officer of Security Bancorp prior to its acquisition by WesterFed. He also served as President and Chief Executive Officer of Security Bank since June 1, 1992. He had previously served as Executive Vice President and Chief Operating Officer of Security Bank from October 1, 1991 until May 31, 1992. Mr. Jorgenson was employed by United Tote Company, a supplier of computerized wagering systems and a subsidiary of United Tote, Inc., from January 1989 to September 30, 1991, as Senior Vice President-Finance. He previously worked at First Interstate Bank of Billings, N.A. (formerly Security Bank, N.A.) from 1973 to 1989, his last position being Vice President and head of the Banking Division.

Meetings and Committees of the Boards of Directors

         Board and Committee Meetings of the Company. Meetings of the Company's Board of Directors are generally held annually or on an as needed basis. The Board of Directors of the Company held 12 meetings during the calendar year ended December 31, 1999. No incumbent director attended fewer than 75% of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which he served during the year.

         The Board of Directors of the Company has standing Executive, Audit and Compensation Committees.

         The Executive Committee of the Company acts on issues arising between regular board meetings. The Executive Committee is comprised of Directors Grimes, Reynolds and Roemer. The Executive Committee did not meet during the calendar year ended December 31, 1999.

         The Audit Committee of the Company reviews audit reports and related matters to ensure effective compliance by the Company with internal policies and procedures. Directors Grimes, Klein, Burke, Roemer, DeMarois, Leslie and Reynolds are members of this Committee. The Audit Committee met two times during the calendar year ended December 31, 1999.

         The Compensation Committee of the Company is responsible for administration of the RRP and Stock Option Plan. The current members of the Compensation Committee are Directors Roemer, Klein and Reynolds. This Committee met five times during the calendar year ended December 31, 1999.

         The entire Board of Directors acting as the Nominating Committee of the Company is responsible for nominating persons to serve on the Board of Directors of the Company. While the Board of Directors will consider nominees recommended by stockholders, the Committee has not actively solicited such nominations. Pursuant to the Company's Bylaws, nominations by stockholders must be delivered in writing to the Secretary of the Company at least 30 days before the date of the Meeting.

         Board and Committee Meetings of the Bank. During the calendar year ended December 31, 1999, the Board of Directors of the Bank held 14 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served during this period. The Board of Directors of the Bank has standing Executive, Audit, Asset/Liability, Compensation and Benefits and Nominating Committees.

         The Executive Committee of the Bank acts on issues arising between regular board meeting dates. The Executive Committee consists of Directors Grimes, Holliday, Reynolds and Roemer. The Executive Committee did not meet during the calendar year ended December 31, 1999.

         The Audit Committee of the Bank is responsible for setting policies with regard to internal controls and outside audits. In addition, the Audit Committee reviews the reports of the Bank's internal auditor, independent auditors and regulators and makes recommendations to the Board of Directors. This committee is comprised of Directors Grimes, Reynolds, Roemer, Klein, Leslie, DeMarois and Burke. The Audit Committee is scheduled to meet quarterly and met three times during the calendar year ended December 31, 1999.

         The Asset/Liability Committee of the Bank is responsible for oversight of the Bank's investment activities and development of investment policies. Directors Holliday, Burke, Jorgenson and Klein serve on this committee with James Salisbury acting as Chairman. The Asset/Liability Committee met four times during the calendar year ended December 31, 1999.

         The Compensation and Benefits Committee of the Bank is comprised of Directors Roemer, Klein and Reynolds. This committee reviews changes in the benefit package offered to the Bank officers and employees and recommends salary levels for executive officers for consideration by the full Board. This committee meets as necessary and met six times during the calendar year ended December 31, 1999.

         The Nominating Committee of the Bank meets annually in order to nominate candidates for membership on the Board of Directors. Directors Klein, DeMarois and Leslie are the current members of this Committee. This committee met one time during the calendar year ended December 31, 1999.

Director Compensation

         The Board of Directors of the Company are not paid for their service in such capacity. Compensation of the Bank's directors is described below.

         Cash Compensation. Non-employee directors of the Bank are currently paid fees of $1,667 per month and $200 for each committee meeting attended, unless held on a regular Board meeting day or by telephone. Mr. Roemer, Vice Chairman of the Board, receives an additional fee of $142 per month. Mr. Grimes, as Chairman of the Board, receives an additional fee of $300 per month.

         Directors' Deferred Income Plan. The Bank maintains a Directors' Deferred Income Plan (the "Director Plan") for the benefit of the Bank's non-employee directors. Directors participating in the Director Plan are permitted to defer $4,000 or more of their directors' fees earned during each fiscal year. Deferred fees are maintained in an account at the Bank and upon retirement are paid to directors in monthly installments over a ten-year period. The Director Plan also provides that, in the event of the death of a participating director while serving on the Board, the director's designated beneficiary shall receive an aggregate amount equal to the amount the director would have deferred, to be paid on a monthly basis. At December 31, 1999, two outside directors participated in the Director Plan.

Executive Compensation

         The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to such persons until it becomes actively involved in the operation or acquisition of businesses other than the Bank.

         The following table sets forth the compensation paid or accrued by the Bank during the periods indicated for services rendered by the Named Officers. Mr. Holliday joined the Bank on April 19, 1999. Therefore, compensation information for 1998 and 1997 is not applicable.


                                               SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------
                                                                                 Long-Term Compensation
                            Annual Compensation(1)                                        Awards
------------------------------------------------------------------------------ --------------------------
                                                                                Restricted
                                             Calendar/                             Stock       Options/     All Other
                                               Fiscal      Salary      Bonus     Award(s)        SARs      Compensation
        Name and Principal Position             Year        ($)       ($)(2)        ($)          (#)           ($)
-------------------------------------------- ---------- ------------ --------- ------------- ------------ --------------
Lyle R. Grimes, Chairman of the Board(3)        1999     $133,646(4)    40,200           ---          ---     71,181(5)
Former President and Chief Executive Officer    1998      220,000(4)    33,595           ---          ---     76,251
                                                1997      220,000(4)    80,015           ---          ---     77,708

Ralph K. Holliday, President and                1999      155,128(6)    44,000           ---       60,000     62,672(7)
Chief Executive Officer

James A. Salisbury, Executive Vice President,   1999      132,400(8)    33,910           ---        7,500     24,017(9)
Treasurer and Chief Financial Officer           1998      120,000(8)    12,215           ---          ---     33,678
                                                1997      105,000(8)    25,465           ---          ---     29,222

David W. Jorgenson, Executive Vice President -  1999     160,200(11)    41,420           ---        7,500     34,488(12)
  Eastern Region Manager(10)                    1998     160,200(11)    16,290           ---          ---     22,900

Charles E. Eiseman, Senior Vice President       1999      96,000(13)    21,190           ---        6,000     18,808(14)
  - Western Region Manager                      1998      87,500(13)     6,685           ---          ---     25,865
                                                1997      83,300(13)    15,145           ---          ---     22,635
============================================ ========== ============ ========= ============= ============ ==============

--------------------
(1) "Perquisites" received by the Named Officers are not presented in the table as such amounts are below the minimum required for disclosure under executive compensation disclosure rules adopted by the Securities and Exchange Commission.
(2) Paid pursuant to the Annual Incentive Plan. See "Compensation Committee Report on Executive Compensation."
(3) Mr. Grimes retired as President and Chief Executive Officer of the Bank on June 30, 1999 and President and Chief Executive Officer of the Company on November 23, 1999. He remains Chairman of the Board of the Bank and the Company.
(4) Includes $360 , $424 and $326, deferred under the Flexible Compensation Plan in calendar year 1999 and fiscal 1998 and 1997, respectively. Includes $7,311, $8,800 and $0 deferred under the 401(k) Plan. Also includes $11,800 in directors fees for calendar year 1999.
(5) Includes benefit payments totaling $42,930 and $9,501 under the Benefit Equalization Plan and Salary Continuation Plan respectively. Also includes $572 in life insurance premiums paid by the Bank on Mr. Grimes' behalf under the Salary Continuation Plan. Includes $13,432 allocated to Mr. Grimes' account under the ESOP (representing 820 shares at $16.38 per share). Also includes the following insurance premiums paid by the Bank on Mr. Grimes' behalf: $257 in life insurance and $114 in long term disability. Includes $3,655 in contributions to the 401(k) Plan paid by the Bank on behalf of Mr. Grimes in addition to a split dollar agreement taxable income of $720.
(6)      Includes $300 deferred under the Flexible Compensation Plan.
(7) Includes $8,540 accrued and life insurance premiums of $158 paid on behalf of Mr. Holliday under the Salary Continuation Plan. Also includes a Christmas bonus of $102; a long term disability insurance premium of $38; and a life insurance premium of $66. Includes automobile expense of $4,250 in addition to moving expenses of $49,518.
(8) Includes $7,966, $5,628, and $5,130, deferred under the 401(k) Plan, and $960, $1,495, and $1,222, deferred under the Flexible Compensation Plan in calendar year 1999 and fiscal 1998 and 1997, respectively.
(9) Includes $4,074 accrued and life insurance premiums of $121 paid on behalf of Mr. Salisbury under the Salary Continuation Plan. Also includes $11,744 allocated to Mr. Salisbury's account under the ESOP (representing 717 shares at $16.38 per share), $1,615 in unused sick leave; a Christmas bonus of $102; life insurance premiums of $396; a long term disability insurance premium of $228; contributions to the 401(k) Plan of $3,947 paid by the Bank on behalf of Mr. Salisbury and a split dollar agreement value of $1,790.
(10)     Mr. Jorgenson became an employee of the Bank on February 28, 1997.

(11) Includes $7,040 and $2,364 deferred under the Flexible Compensation Plan and includes $9,612 and $9,575 deferred under the 401(k) Plan in calendar year 1999 and fiscal 1998, respectively.
(12) Includes $19,188 accrued and life insurance premiums of $547 paid on behalf of Mr. Jorgenson under the Deferred Compensation Plan in addition to $608 accrued under the Benefit Equalization Plan. Also includes $1,848 in unused sick leave; a Christmas bonus of $102; a long term disability insurance premium of $228; a life insurance premium of $396; $4,806 in contributions to the 401(k) Plan paid by the Bank on behalf of Mr. Jorgenson and $6,765 allocated to Mr. Jorgenson's account under the ESOP (representing 413 shares at $16.38 per share.)
(13) Includes $4,779, $4,272 and $4,068 deferred under the 401(k) Plan, and $960, $504 and $288, deferred under the Flexible Compensation Plan in calendar year 1999 and fiscal 1998, and 1997, respectively.
(14) Includes $1,165 in unused sick leave, a Christmas bonus of $102; a long term disability insurance premium of $182; and a life insurance premium of $396. Also includes $2,868 in contributions to the 401(k) Plan paid by the Bank on behalf of Mr. Eiseman; $3,236 accrued and life insurance premiums of $96 paid under the Salary Continuation Plan; $8,714 allocated to Mr. Eiseman's account under the ESOP (representing 532 shares at $16.38 per share) and a split dollar agreement value of $2,049.


         The following table sets forth certain information concerning stock options granted to the Named Officers in calendar year 1999. No stock appreciation rights were granted during calendar year 1999.

                                             OPTION GRANTS IN LAST CALENDAR YEAR
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  Potential Realizable
                                                                                                    Value at Assumed
                                                                                                  Annual Rates of Stock
                                                                                                   Price Appreciation
                                     Individual Grants                                               for Option Term
------------------------------------------------------------------------------------------- ---------------------------------
                            Number of
                           Securities
                           Underlying       % of Total         Exercise
                             Options          Options           or Base
                             Granted        Granted in           Price        Expiration
          Name               (#)(1)        Calendar Year        ($/Sh)           Date            5% ($)          10% ($)
------------------------ -------------- ------------------- -------------- ---------------- ---------------- ----------------
Ralph K. Holliday            60,000             55%             $16.1565      6/15/2009         $609,600       $1,545,000
James A. Salisbury            7,500              7              $16.50        9/28/2009          77,850           197,250
David W. Jorgenson            7,500              7              $16.50        9/28/2009          77,850           197,250
Charles E. Eiseman            6,000              6              $16.50        9/28/2009          62,280           157,800


(1) Mr. Holliday's options become exercisable in equal installments over a five-year period with the first installment becoming exercisable on June 15, 1999; Messrs. Salisbury's, Jorgenson's and Eiseman's options become exercisable in equal installments over a four-year period with the first installment becoming exercisable on September 28, 2000.


         The following table sets forth certain information concerning the number and value of unexercised stock options held by the Named Officers at December 31, 1999.


                  AGGREGATED OPTION/SAR EXERCISES IN LAST CALENDAR YEAR AND CY-END OPTION/SAR VALUES
-----------------------------------------------------------------------------------------------------------------------
                                                           Number of Unexercised     Value of Unexercised In-the-Money
                              Shares                   Options/SARs at CY-End (#)(1)   Options/SARs at CY-End ($)(2)
          Name               Acquired        Value     ----------------------------- ----------------------------------
                          on Exercise (#) Realized ($)   Exercisable   Unexercisable     Exercisable     Unexercisable
------------------------- --------------- ------------ --------------- ------------- ------------------- --------------
Lyle R. Grimes                  N/A           N/A               96,444        30,000             506,331        157,500
Ralph K. Holliday               N/A           N/A               10,000        50,000                 ---            ---
James A. Salisbury              N/A           N/A               37,268         7,500             195,657            ---
David W. Jorgenson              N/A           N/A               43,000        24,300              63,279            ---
Charles E. Eiseman              N/A           N/A               11,091         6,000              58,228            ---


(1) Represents options to purchase Common Stock. Except for an option to purchase 26,444 shares of Common Stock granted to Mr. Grimes, all of which vested in March 1994, the terms of the option awards provide that shares will be exercisable at a rate of 10,000 shares per year, commencing on January 6, 1995.
(2) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the option granted based on the closing price of $15.25 per share of the Common Stock as reported on the Nasdaq National Market on December 31, 1999.

Employment Agreements

         The Bank has entered into employment agreements with Messrs. Salisbury and Jorgenson. The employment agreements are designed to assist the Bank in maintaining a stable and competent management base. The agreements provide for termination upon the employee's death, for cause or in certain events specified by Office of Thrift Supervision ("OTS") regulations. The employment agreements are terminable by the employee upon 90 days' notice to the Bank.

         Mr. Salisbury's employment agreement provides for an initial term of three years. Subject to annual Board approval following a satisfactory annual performance review, on each annual anniversary of the effective date of the agreement, the agreement shall be automatically extended for an additional one-year period, unless either the employee or the Bank gives notice to the contrary. The employment agreements provide for a lump sum payment to the employee of up to 299% of his then-current annual compensation in the event there is a change in control of the Bank where employment terminates involuntarily in connection with such change in control of the Bank or the Company or within 12 months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended, to be contingent on a change in control. Such termination payments are provided on a similar basis in connection with a voluntary termination of employment, where the change in control was at any time opposed by the Bank's Board of Directors. For the purposes of the employment agreements, a change in control is defined to mean an acquisition of control of the Bank or the Company (other than by a trustee or other fiduciary holding securities under an employee benefit plan of the Company or its subsidiary) as defined in OTS regulations which would require the filing of an application for acquisition of control or notice of change in control. The agreements provide, among other things, for participation in an equitable manner and employee benefits applicable to executive personnel.

         Based on current salary information, if Mr. Salisbury had been terminated as of December 31, 1999, under circumstances entitling him to severance pay as described above, he would have been entitled to receive a lump sum cash payment of approximately $418,600.

         Under the terms of Mr. Jorgenson's employment agreement with the Bank, he serves as Executive Vice President of the Bank during the three-year period beginning February 28, 1998. The agreement further provides that Mr. Jorgenson is eligible to participate in certain employee benefit plans. If Mr. Jorgenson's employment is terminated by the Bank and such termination does not constitute a "termination for cause" (as that term is defined in the employment agreement), he will be entitled to receive his salary then in effect and certain employee benefits for the remaining term of the agreement, unless such termination occurs within 12 months following a "change in control" of the Bank (as that term is defined in the agreement), in which case he will be entitled to receive his salary then in effect and certain employee benefits for the longer of the remaining term of the agreement or 18 months after termination. In the event that the Bank materially breaches the employment agreement or upon the occurrence of certain other events that would adversely affect his employment, Mr. Jorgenson will be entitled to terminate his employment with the Bank and receive his salary then in effect and certain employee benefits for the remaining term of the agreement.

         Based on current salary information, if Mr. Jorgenson had been terminated as of December 31, 1999, under circumstances entitling him to severance pay as described above, he would have been entitled to receive cash payments of approximately $240,300 payable over an 18 month period.

Change in Control Agreements

         The Bank entered into Change in Control Agreements with Messrs. Holliday and Eiseman for three years and two years, respectively. The Bank's Change in Control Agreements provide that in the event involuntary termination follows a change in control of the Company or the Bank, the officer would be entitled to receive a severance payment equal to 299% with respect to Mr. Holliday and 200% with respect to Mr. Eiseman of the officer's base salary as defined in the agreements. In the event of a change in control of the Company or the Bank, the total payments that would be due under the Change in Control Agreements, based solely on the base salary paid to the officers covered by the Change in Control Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $660,000 and $202,000 to Messrs. Holliday and Eiseman, respectively.

Benefit Plans

         Pension Plan and Benefit Equalization Plan. The Bank's employees are included in the Financial Institutions Retirement Fund, a multiple employer comprehensive pension plan (the "Pension Plan"). This noncontributory defined benefit retirement plan covers all employees who have met minimum service requirements. The Bank's policy is to fund pension costs accrued. In addition to administrative expenses of the Pension Plan paid by the Bank, the Bank made no contributions to such plan during calendar year 1999.

         The following table illustrates annual pension benefits payable upon retirement at age 65 to a participant electing to receive the standard form of retirement benefits based on various levels of compensation and years of service.


                                                  PENSION PLAN TABLE
=======================================================================================================================
                                                                     Years of Service
                                   ====================================================================================
           Remuneration                   15               20               25               30               35
================================== ================ ================ ================ ================ ================
             $ 50,000                  $15,000          $20,000          $25,000          $30,000          $35,000
               75,000                   22,500           30,000           37,500           45,000           52,500
              100,000                   30,000           40,000           50,000           60,000           70,000
              125,000                   37,500           50,000           62,500           75,000           87,500
              150,000                   45,000           60,000           75,000           90,000          105,000
              175,000                   48,000*          64,000*          80,000*          96,000*         112,000*
              200,000                   48,000           64,000           80,000           96,000          112,000
              225,000                   48,000           64,000           80,000           96,000          112,000
              250,000                   48,000           64,000           80,000           96,000          112,000

*Maximum annual benefit payable.

         At December 31, 1999, Messrs. Holliday, Grimes, Salisbury, Eiseman and Jorgenson had zero years, 40 years and seven months, 19 years, 25 years and six months and seven years and three months, respectively, of credited service under the Plan. Retirement benefits payable under the Pension Plan are based upon salary contained in the Summary Compensation Table.

         The Bank also maintains a Benefit Equalization Plan for the benefit of certain highly compensated individuals whose normal benefits payable upon retirement under the Pension Plan are reduced due to limits placed on benefits payable under the Pension Plan by federal law. This plan provides for an annual retirement benefit commencing at the normal retirement date (as defined in the Bank's Pension Plan) equal to the actuarial equivalent of the participant's accrued benefit (as determined before applying the limitations contained in the Pension Plan and any dollar limitation for the amount considered compensation) minus the actuarial equivalent of the participant's accrual provided under the Pension Plan. In the event of the participant's death prior to the date payments are due to commence under this plan, the plan provides for a death benefit payable to the participant's beneficiary. Currently, Mr. Jorgenson participates in this plan. Information regarding the amount contributed by the Bank to this plan on behalf of Mr. Grimes and Mr. Jorgenson are contained in the Summary Compensation Table.

         Salary Continuation Plan. The Bank has adopted the Salary Continuation Plan ("SCP") for the benefit of nine officers. The SCP provides for the payment of monthly retirement benefits to participating officers for a period of ten years upon retirement at age 55, provided the officer has at least 20 years of service to the Bank. Benefits payable under the SCP are equal to 1/120 of such officer's monthly salary for calendar 1992 for officers participating in the SCP prior to January, 1998. Officers participating in the SCP in 1999 and later will receive benefits based on the participant's monthly salary for calendar 1999. The SCP also provides for a benefit equal to one to two times the participant's salary as defined in the plan in the event of such person's death while employed by the Bank. Information regarding amounts contributed to the SCP during the last calendar year and the past two fiscal years on behalf of the Named Officers is contained in the Summary Compensation Table.

         Deferred Compensation Agreements. Pursuant to the Company's acquisition of Security Bancorp, the Company has adopted Deferred Compensation Agreements with David W. Jorgenson and two other employees of the Bank. If Mr. Jorgenson remains continuously employed by the Bank until retirement at age 62, he will receive annual payments of $46,200 for a period of 15 years.

Compensation Committee Report on Executive Compensation

         The Compensation and Benefits Committee (the "Committee") has furnished the following report on executive compensation:

         Compensation Policies. This report reflects the Company's compensation policies as endorsed by the Board of Directors and the Committee. The Committee recommends to the Board of Directors amounts of cash compensation for executive officers of the Company and its subsidiaries. With regard to the compensation actions affecting the CEO, all of the non-employee members of the Board of Directors acted as the approving body.

         The Annual Incentive Plan of the Company is designed to:

1. support a pay-for-performance policy that differentiates compensation based on corporate, business unit, and individual performance;

2. motivate key senior officers to achieve strategic business initiatives and award them for their achievement;

3. provide compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

4. align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

         At present, the Annual Incentive Plan is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options, restricted stock and miscellaneous benefits typically offered to executives by major corporations. Along with other eligible employees, executive officers also participate in the Company's 401(k) Plan, which provides for matching contributions, a defined benefit retirement program, and the ESOP.

         Annual incentive plans for executive officers of the Bank were developed in 1993 with the assistance of outside consultants with implementation occurring in fiscal year 1994. Incentive plans for each of the Named Officers listed in the compensation table, as well as other senior officers, were established based on stated goals and objectives which are drawn by the Bank's Business Plan. Incentives are awarded based on attainment of those goals. However, all annual incentives are eliminated entirely under this incentive plan if a set minimum of before-tax earnings in dollars is not met during 1999. There is also a maximum before-tax earnings set in dollars above which incentives will not be paid. The Board believes that tying executive officers' income more directly to institution performance will more closely align individual objectives and interests with stockholder value.

         Long-term incentives for executive officers, and to a lesser degree for employees, were provided during the fiscal year ending 1994 with the implementation of the RRP and the Stock Option Plan, which were approved by the stockholders at the Special Meeting of Stockholders held on March 29, 1994. The price of the Common Stock must increase over time to maximize the benefit of the RRP and for the employee to realize any benefit from the options awarded under the Stock Option Plan.

         Salaries. The base salaries paid to Messrs. Grimes, Holliday, Salisbury, Eiseman and Jorgenson were increased 0%, 0%, 12%, 11%, and 0%, respectively. This change reflected consideration of the Company's performance and competitive data on similar companies indicating that such changes would be commensurate with experience and individual performance. The other executive officers will be granted base salary increases based on competitive data, individual performance, position, tenure and internal comparability considerations. The Compensation Committee will review and change the compensation strategy as needed in order that it be responsive to stockholder interests over time.

         Bonus Awards for 1999. Executive officers of the Company were awarded cash bonuses during the year based on a review of the Company's fiscal year performance and individual performance. The Company performance review included an assessment of how the Company's before-tax earnings compared with goals set by the Board of Directors and the goals included in the Business Plan. Additional factors that are taken into account by the non-employee members of the Board of Directors were their assessment of non-performing loans, interest rate risk, regulatory ratings, the degree of customer satisfaction and morale of the Company's employees.

         Based on all these factors, the amount of bonus paid to Messrs. Grimes, Salisbury, Eiseman and Jorgenson for the fiscal year ending June 30, 1999 were 18%, 15%, 11% and 15% of their base salaries, respectively, as compared to the maximum possible award of 60%, 40%, 30% and 40%, respectively.

         The amount of bonus accrued but not yet paid to Messrs. Grimes, Salisbury, Eiseman and Jorgenson for the calendar year ending December 31, 1999 were 0%, 11%, 11% and 11% of their base salaries, respectively, as compared to the maximum possible award of 60%, 40%, 40% and 40%, respectively.

         As a condition of his employment, Mr. Holliday was paid a bonus of $44,000 for calendar year end December 31, 1999. Mr. Grimes retired as President and Chief Executive Officer of the Bank on June 30, 1999.

         RRP and Stock Option Plan Awards. The RRP, Stock Option Plan and Equity Incentive Plan (the "Plans") are designed to align a significant portion of the executive officers' compensation, and to a lesser degree other employees compensation, with stockholders' interests. The Plans, approved by stockholders in 1994 and 1997, respectively, permit the granting of stock based awards. To date, two types of awards have been granted to executive officers and other key employees:

1. Stock Option -- a right to purchase shares of Common Stock over a ten-year period at the market price on the date of grant.

2. Restricted Stock -- shares of Common Stock the recipient cannot sell or otherwise dispose of until the applicable restriction period lapses and which are forfeited if the recipient terminates employment for any reason other than retirement, disability, or death prior to the lapsing of the restriction period (or applicable portion of such period).

         Stock  options  were  granted  during  calendar  year  1999 to  Messrs.
Holliday Salisbury, Eiseman and Jorgenson. In making future grants, the Committee will consider, among other things, the individual's position and years of service, the value of the individual's service to the Bank and the responsibilities of the individual as an executive officer of a public company as well as the practices of other financial institutions. Messrs. Holliday, Salisbury, Eiseman and Jorgenson received 60,000, 7,500, 6,000 and 7,500 options, respectively.

         In 1993, Section 162(m) was added to the Internal Revenue Code, the effect of which is to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Company. Section 162(m) applies to remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Although the current compensation of each of the Company's executive officers is below the $1 million threshold, the Company intends to consider the new provision in establishing future compensation policies and has amended its Stock Option Plan to comply with the requirements of Section 162(m).

                     The Compensation and Benefits Committee

                            Otto G. Klein, Jr., M.D.
                               Marvin P. Reynolds
                            John E. Roemer (Chairman)

Stockholder Return Performance Presentation

         The graph below compares the cumulative total stockholder return on the Company's Common Stock to the cumulative total return of the Nasdaq Market Index and the SIC Industry Group, an index of federally chartered savings institutions, for the period December 31, 1994 through December 31, 1999. The graph assumes that $100 was invested on January 1, 1995 and that all dividends were reinvested.


[GRAPHIC OMITTED]

                          12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
                          -------- -------- -------- -------- -------- --------
WesterFed                   $100    $134.14  $150.97  $215.74  $157.23  $137.39

Federal Savings
   Institutions             $100    $156.90  $200.64  $340.12  $288.98  $245.88

NASDAQ National Market      $100    $129.71  $161.18  $197.16  $278.08  $490.46


Certain Transactions

         The Bank has followed a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer and commercial purposes. All such loans, except as described below, to directors and the eight executive officers of the Bank are required to be made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility. Loans to full-time employees with the Bank secured by a first mortgage on the employee's principal residence are made under a standard adjustable-rate mortgage program and modified to a reduced interest rate equal to one percent over the Bank's cost of funds subject to their continued employment or, if a fixed rate loan, made at the current market rate with the origination fee waived. Full-time employees with the Bank also receive a preferential rate on consumer and home improvement loans obtained from the Bank. The rate on these loans is modified by a margin (which varies depending on the type of loan) over the Bank in-house consumer loan index or, is modified to a rate that is 2% below the current market rate.

         All loans by the Bank to its executive officers and directors are subject to restrictions under OTS regulations. Executive officers and directors may participate in the employee loan program provided they do not receive any preferential treatment compared to a regular employee.

         Set forth below is certain information as to loans made by the Bank prior to changes in federal law to each of its directors and executive officers whose aggregate indebtedness exceeded $60,000 at any time since January 1, 1999, at a preferential interest rate pursuant to the Bank's loan policy at the time such loans were made. Each of the loans was made in the ordinary course of business and did not involve more than the normal risk of collectibility. All loans designated as residential loans are first mortgage loans secured by the borrower's principal place of residence.


                                                                        Largest
                                     Date                                Amount                 Market     Modified
                                      of                    Original   Outstanding Balance at   Rate at     Rate at
         Name and Position           Loan    Type of Loan    Amount   Since 1/1/99  12/31/99  Origination Origination
------------------------------------ ------ -------------- ---------- ------------ ---------- ----------- -----------
Lyle R. Grimes                       02/88  Residential      $ 92,800      $68,066    $66,033      8.75%       7.46%
Former President and Chief Executive
Officer; Chairman of the Board
John E. Roemer                       06/89  Residential        99,750       82,524     75,570      9.75        8.52
Vice Chairman of the Board

         In addition to the loans listed in the table above the Bank has in the ordinary course of business made loans to its directors, executive officers and members of their immediate families or affiliates thereof on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. All loans to such persons totaled approximately $1,263,564, or 1.4% of the Company's stockholders' equity, at December 31, 1999.

              PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed KPMG LLP, independent certified public accountants, to be the Company's auditors for the fiscal year ending December 31, 2000. Representatives of KPMG LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

         The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of KPMG LLP as the Company's auditors for the fiscal year ending December 31, 2000.

                              STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office located at 110 East Broadway, Missoula, Montana 59802-4511, no later than December 26, 2000. Any proposal submitted will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether included in the Company's proxy materials), the Company's Certificate of Incorporation and Bylaws and Delaware law. Under the proxy rules, in the event that the Company receives notice of a stockholder proposal to take action at the 2001 Annual Meeting that is not submitted for inclusion in the Company's proxy materials, or is submitted for inclusion but is properly excluded from the Company's proxy materials, the persons named in the form of proxy sent by the Company to its stockholders intend to exercise their discretion to vote on the proposal in accordance with their best judgment if notice of the proposal is not received at the main office of the Company by the Deadline date (as defined below). In addition to the provision of the proxy rules regarding discretionary voting authority described in the preceding sentence, the Company's Bylaws provide that if notice of a stockholder proposal to take action at the 2001 Annual Meeting is not received at the main office of the Company by the Deadline, the proposal will not be recognized as a matter proper for submission to the Company's stockholders and will not be eligible for presentation at the 2001 Annual Meeting. The "Deadline" means the later of 40 days before the meeting or 10 days after the first notice or public disclosure of the meeting.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

Missoula, Montana
March 28, 2000

                         WESTERFED FINANCIAL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 25, 2000


      The undersigned hereby appoints the Board of Directors of WesterFed Financial Corporation (the "Company"), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") to be held at the Missoula Southgate Branch of Western Security Bank, 2601 Garfield Street, Missoula Montana, on April 25, 2000 at 9:00 a.m. and at any and all adjournments and postponements thereof.

1. The election as directors of all nominees listed below (except as marked to the contrary)

                              o FOR            o VOTE WITHHELD

      INSTRUCTION:    To withhold your vote for any individual nominee, strike a line in that nominee's name below.

      MARVIN P. REYNOLDS          ROBERT F. BURKE          RALPH K. HOLLIDAY

2. The ratification of the appointment of KPMG LLP as auditors for the Company for the fiscal year ending December 31, 2000.

         o FOR                     o AGAINST                  o ABSTAIN

      In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

      THIS  PROXY  WILL  BE  VOTED  AS  DIRECTED,  BUT  IF NO  INSTRUCTIONS  ARE
SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND EACH OF THE NOMINEES LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.




          The Board of Directors recommends a vote "FOR" the proposal and the election of the nominees listed above.



                                    (Continued and to be SIGNED on Reverse Side)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      Should the undersigned be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

      The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and an Annual Report to Stockholders.




Dated:                    , 2000
        ------------------            ------------------------------------------
                                      Signature of Stockholder




                                      ------------------------------------------
                                      Signature of Stockholder

                                                     Please sign exactly as your
                                                     name(s)  Appear(s)  to  the
                                                     left.   When   signing   as
                                                     attorney,         executor,
                                                     administrator,  trustee  or
                                                     guardian,  please give your
                                                     full  title.  If shares are
                                                     held  jointly,  each holder
                                                     should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE